Exhibit 99.11

OPTION TERMINATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of September 12, 2014, among Matrixx Initiatives, Inc. (“Matrixx”) and ProPhase Labs, Inc. (the “Company”).

WHEREAS, pursuant to the Stock Option Agreement, dated as of September 4, 2012 (the “Option Agreement”), Guy J. Quigley (“Quigley”) granted Matrixx an option (the “Option”) to acquire 1,453,427 shares of Common Stock of the Company owned by Quigley.

WHEREAS, in connection with the execution of the Option Agreement, Quigley delivered to Matrixx an irrevocable proxy in the form attached as Exhibit A to the Option Agreement (the “Proxy”).

WHEREAS, the Company has entered into a settlement agreement with certain parties, including Quigley, whereby, among other things, those parties are returning to the Company shares of Company stock they own, including but not limited to the shares which are subject to the Option.

WHEREAS the Company desires that Matrixx agree that the Option Agreement and Proxy are hereby terminated, and that Matrixx will not exercise the Option or the Proxy and, in consideration thereof, the Company has agreed to pay Matrixx consideration of $37,500.00 (the “Consideration”).

WHEREAS, Guy Quigley consents to the foregoing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Subject to the terms and conditions of this Agreement and to receipt of the Consideration by Matrixx at the Closing, Matrixx hereby agrees that the Option and the Proxy are hereby deemed cancelled and terminated, and of no further effect, and that Matrixx has not exercised and will not exercise the Option or the Proxy.

2. Subject to the conditions set forth herein, the consummation of the transactions that are the subject of this Agreement (the “Closing”) shall occur by electronic exchange of executed agreements, or at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 or such other place as Matrixx and the Company may mutually agree upon in writing, at 10:00 a.m., Chicago time, on the date hereof and the Closing shall be deemed effective as of the open of business on the date hereof.

3. At the Closing, the Company shall deliver to Matrixx the Consideration by wire transfer of immediately available funds to the following account:                                     .

4. This Agreement shall be construed under the laws of the State of Delaware and may not be amended without the prior written consent of the parties hereto.

5. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Option Cancellation Agreement as of the date and year first above written.

MATRIXX INITIATIVES, INC.

By:	/s/ Marylou Arnett
Name:	Marylou Arnett
Title:	Chief Executive Officer

PROPHASE LABS, INC.

By:	/s/ Ted Karkus
Name:	Ted Karkus
Title:	Chief Executive Officer

Consented To:

/s/ Guy Quigley
Guy Quigley